                              AMENDMENT NUMBER ONE
                                       TO
                                RIGHTS AGREEMENT


               1. BACKGROUND. Longs Drug Stores Corporation, a Maryland corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the "Rights Agent"), are parties to that certain Rights Agreement dated as of August 20, 1996 (the "Rights Agreement"). Pursuant to Section 27 of the Rights Agreement, the Company may in its sole discretion supplement or amend the Rights Agreement for as long as the "Rights" (as defined in the Rights Agreement) are redeemable, provided that no supplement or amendment may be made which changes the "Redemption Price" (as defined in the Rights Agreement). On August 15, 2000, the Company determined that (i) the Rights were redeemable and (ii) the Rights Agreement should be amended as set forth herein.

               2. AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is amended to read in full as follows:

                  (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding, but shall not include (i) (A) the Company, (B) any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary, or an entity holding Common Shares for or pursuant to the terms of any such plan, (C) the Long Family Members (as such term is hereinafter defined), (D) any of the Long Family Members acting as trustee, personal representative, attorney-in-fact, proxyholder or other representative or agent, (E) any trustee, personal representative, attorney-in-fact, proxyholder or other representative or agent acting for the person or the estate of one or more of the Long Family Members, or (F) any Person who or which has received the approval of the Board of Directors to become the Beneficial Owner of 15% or more of the Common Shares, which approval may be before or after the Person becomes the Beneficial Owner of 15% or more of the Common Shares, provided that such approval occurs while the Rights are redeemable or (ii) any such


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               Person who has become such a Beneficial Owner solely
               because (A) of a reduction in the aggregate number of Common Shares outstanding or (B) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not (x) cause such Beneficial Ownership to exceed 15% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a)(ii) to occur. Notwithstanding clause (ii) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (ii) does not reduce its percentage of Beneficial Ownership of Common Shares to less than 15% by the Close of business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares so exceeds 15%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (ii) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company.

               3. AMENDMENT OF SECTION 2. The first sentence of Section 2 of the Rights Agreement is amended to delete the following words:

               "and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares)".

               4. AMENDMENT OF SECTION 20(c). Section 20(c) of the Rights Agreement is amended by adding the following words to the end of such section:

               "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

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               5. EFFECTIVE DATE. This Amendment is effective as of August 15,
2000.

               6. CONTINUING FORCE. As so amended, the Rights Agreement remains in full force and effect.

                              LONGS DRUG STORES CORPORATION,
                              A Maryland Corporation



                              By:   /s/  Stephen D. Roath
                                  ---------------------------------------
                                    Stephen D. Roath
                                    President and Chief Executive Officer


                              And By:   /s/  Orlo D. Jones
                                     ------------------------------------
                                        Orlo D. Jones
                                        Secretary


                              CHASEMELLON SHAREHOLDER SERVICES,
                              L.L.C.


                              By:  /s/ Asa Drew
                                  ---------------------------------------

                              Title:   Assistant Vice President
                                    -------------------------------------


                              Attest:


                              By:  /s/ Duane Knutson
                                  ---------------------------------------

                              Title:   Assistant Vice President
                                    -------------------------------------




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